Exhibit 99.1

The Men’s Wearhouse, Inc. News Release
For Immediate Release
MEN’S WEARHOUSE CLOSES
AFTER HOURS FORMALWEAR ACQUISITION
HOUSTON — April 9, 2007 — Men’s Wearhouse (NYSE: MW) announced today the closing of the After Hours acquisition. The sale price of approximately $100 million was adjusted for certain items totaling approximately $32.7 million which was primarily customer cash deposits retained by Federated on rentals to be completed after closing. The cash consideration paid, after these adjustments, was approximately $67.3 million.
After Hours is the largest men’s formalwear chain in the United States and operates 507 stores in 35 states under After Hours Formalwear and Mr. Tux store fronts. After Hours has an exclusive relationship with David’s Bridal, the nation’s largest bridal retailer with 269 stores and an online offering. That exclusivity will remain effective after the acquisition and will be extended to Men’s Wearhouse and Moores store brands. Management will provide additional details regarding the After Hours transaction, including its impact on fiscal 2007 guidance, in its first quarter earnings release and conference call to be held on May 22, 2007 after the market closes.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 753 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
For additional information, please visit the company’s website at www.tmw.com.

CONTACT:	Neill Davis, Men’s Wearhouse (713) 592-7200
Ken Dennard, DRG&E (713) 529-6600